Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 29 day of September, 2016

BETWEEN:

Brad Bardua an executive with a residential address at 1145 Linnae Avenue, North Vancouver, BC

(the “Employee”)

AND:

GATEWAY CASINOS AND ENTERTAINMENT LIMITED, a company incorporated under the laws of the Province of British Columbia and continued under the laws of Canada, with a head office at 4331 Dominion Street, Burnaby, B.C., V5G 1C7

(the “Employer”)

WHEREAS:

A.	The Employer is engaged in the business of operating and managing gaming facilities in British Columbia and Alberta (the “Business”);

B.	The Employee is an executive with experience as a ‘Senior Finance Executive’ and wishes to provide his services to the Employer;

C.	The Employer and Employee (together the “Parties”) wish to enter into an employment agreement (the “Agreement”) upon the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.	Employment

This Agreement is in effect December 1, 2016 or the date the Employee accepts the terms and conditions set out in this Agreement (the “Effective Date”).

2.	Duties and Responsibilities

(a)

The Employee will serve the Employer diligently and faithfully in the performance of his duties and responsibilities as Chief Financial Officer (CFO). The Employee’s duties and responsibilities will include such duties and responsibilities as the Employer may reasonably prescribe from time to time within the scope of the Employee’s capacity as an executive.

September 29, 2016

(b)

The Employee will carry out his duties and responsibilities in a good and faithful manner, using his best efforts to advance the interests of the Employer. The Employee will at all times and in all respects conform to and comply with the reasonable and lawful directions given by the Employer’s board of directors (the “Board”) and the Employer’s representatives from time to time.

(c)

During employment with the Employer, the Employee will, unless prevented by ill health, devote the whole of the Employee’s normal working time and attention to the businesses and affairs of the Employer and its related entities, and the Employee will promote, develop and extend the businesses and affairs of the Employer to the best of the Employee’s ability.

(d)	The Employer and the Employee will mutually establish annual key performance objectives (“KPOs”).

(e)

The Employee will comply with the Employer’s Policies and Procedures, including the Code of Conduct, as introduced, determined or amended from time to time by the Employer. The Employee acknowledges that some of the Employer’s Policies and Procedures provide that a failure to comply may result in disciplinary or other action being taken by the Employer, and agrees to familiarise himself with all Policies and Procedures, to ensure compliance therewith.

3.	Compensation

(a)

The Employer will provide to the Employee a gross annual base salary in the amount of CAD$350,000 less statutory and other payroll withholdings and deductions, payable in biweekly instalments in arrears (the “Base Salary”). As part of management the Employee is expected to work whatever hours are necessary to fulfill his duties and responsibilities. The Employee’s Base Salary has been established with this in mind, therefore no additional overtime wages will be paid and no time off in lieu will be granted.

(b)

The Employee’s compensation will be reviewed annually by the CEO and/or a committee of the Board, which may result, in the sole discretion of the Board, in an increase of the Base Salary. This review will take into consideration the Employee’s individual performance against the agreed KPOs, the Employer’s overall performance for the year and other factors the CEO and/or a committee of the Board considers appropriate in its sole discretion.

(c)

The Employee will also be eligible to participate in the Employer’s annual Short Term Incentive Plan (the “STIP”). Under the terms of the current STIP, as in effect from time to time, the Employee may be awarded an incentive payment after the financial year-end, which is no greater than (50%) of his base salary based on the Employer’s financial performance, and the Employee’s performance and achievement of his Key Performance Objectives (“KPOs”) for that financial year. Staff members hired or promoted during the eligibility period will be subject to a prorated payment equal to the number of completed months of active employment in a STIP entitled position. The STIP, its terms and conditions, and

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any payments thereunder are subject to cancellation, variation and approval each year at the sole discretion of the Board, effective immediately and without notice. STIP payments and any other form of Bonus payments do not form part of the Employee’s compensation under Section 4 of this Agreement. STIP payments and any other form of Bonus payments are earned by the Employee upon payment by the Employer, and are conditional upon a continuing employment relationship between the Employer and the Employee except as specified in Section 4. No bonuses will be earned by or payable to the Employee during a resignation period or a notice period except as specified in Section 4 of this agreement.

(d)	The Employee is eligible to participate in the Employer’s equity program which is detailed in Schedule A enclosed with this letter.

(e)

The Employer will provide the Employee with a standard package of benefits made available to the Employer’s executive employees. The benefit wait period will be waived so the Employee will be eligible upon enrolment. All benefits are subject to the terms of the carrier’s policy from time to time in effect. The terms and conditions or application of the benefits may be changed from time to time at the carrier’s or the Employer’s discretion. The obligation and liability of the Employer regarding benefits are limited to the payment of its portion of the premiums only. Any disputes about eligibility for benefits or related issues are matters between the Employee and the carrier under its policy.

(f)

Enclosed is the Group Benefits Plan Authorization Form which will authorize the Employer to deduct from the Employee’s pay, the Long Term Disability premiums to be remitted to the Employer’s Group Benefits carrier.

(g)

The Employer will promptly reimburse the Employee for the reasonable travelling, entertainment, telephone and other expenses actually, properly and reasonably incurred by the Employee in connection with his employment. Such payment of or reimbursement for expenses is subject to the Employee keeping proper accounts and furnishing to the Employer within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense in such form as requested by the Employer.

(h)

The Employee’s vacation entitlement is four (4) weeks annual vacation, earned pro rata in accordance with the Employer’s policies and practices and subject to business and operational needs of the Employer. Vacation pay is based on 8% of total wages annually.

(i)

The Employee’s vacation time will accrue incrementally over time. As vacation time is used, his vacation accrual will be adjusted accordingly. The Employee is responsible for ensuring that his unused vacation time/pay accrued does not exceed his yearly accrual allowance at any point in time. Gateway reserves the right at its sole discretion, to require an employee to take vacation time that is in excess their accrual allowance within a specific time period. Upon cessation of employment the Employee’s vacation taken will be reconciled against the vacation pay accrued and the Employee’s acceptance of this offer is his consent to the appropriate adjustments being made to his pay.

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(j)	The Employee will be provided with a cell phone and associated costs will be paid by the Employer. Reasonable personal use of the cell phone is permitted.

4.	Termination

(a)

The Employee may resign as an employee of the Employer at any time during the term by giving to the Employer three (3) months’ prior written notice of the effective date of such resignation (the “Resignation Period”). On giving of any such notice, or at any time during the Resignation Period, the Employer will have the right to immediately accelerate the Employee’s effective resignation date by payment to the Employee of the pro rata Base Salary due to the Employee for the balance of the Resignation Period. The Employer may require, for all or part of the Resignation Period, that the Employee: (i) not attend work, (ii) perform other duties, (iii) or take up another position or role. In the event the Employer elects to accelerate the Employee’s resignation date, the Employee will not be entitled to continuation of any benefits past the accelerated resignation date.

(b)

The Employer may terminate the Employee’s employment at any time, without cause by paying the Employee a lump sum payment equal to the Employee’s then Annual Base Salary, less statutory deductions. Upon termination of employment, all of the Employee’s benefits and perquisites will immediately terminate, except the Employee’s provincial medical coverage, extended health and dental coverage which will continue for the statutory notice period specified in the Employment Standards Act. If the Effective Date of Termination without cause is after the Employer’s fiscal year end date, the Employee will be eligible for a STIP incentive payment for the previous fiscal year, as determined in accordance with the standard terms of the STIP. In a without cause termination, eligibility for the STIP is only applicable for the previous fiscal year, not for the current year. The Employee is not entitled to any compensation arising from his dismissal other than as expressly set out in this provision. The Employee’s legal right to notice or compensation in lieu is governed by this provision, not by common law.

(c)

Notwithstanding any of the foregoing, the Employer may terminate the Employee’s employment at any time for cause without notice or pay in lieu for notice of any kind. Where the Employer terminates the Employee’s employment for cause, all of the Employee’s benefits and perquisites will immediately terminate. If there is a dispute as to whether the Employer has cause for dismissal, and if it is determined by a court of competent jurisdiction that the Employer did not have cause for dismissal, the Employee will be entitled to damages in the amount of compensation the Employee would have received had the Employer terminated the Employee without cause in accordance with Subsection 4(b) above.

(d)	The Employee will not, as a result of the termination of the Employee’s employment either by the Employee or by the Employer, be entitled to any

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notice, payments, benefits or damages in excess of those specified in this Section 4 unless an arbitrator determines the Employer made a bad faith decision to allege cause for termination or the Employer engaged in bad faith conduct in the administration of this Agreement, in which case the Employee may claim damages in excess of those specified in this Section 4.

(e)

Upon termination or resignation of the Employee’s employment pursuant to this Section 4, this Agreement and the employment of the Employee shall be wholly terminated with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement, including those set out in Sections 9, 10, 12, 13, 14, 15, 16, 17, 19, 21 and 22.

5.	Suspension

(a)

The Employer may suspend the Employee from the Employee’s duties and direct the Employee not to attend the Employer’s premises, provided the Employer continues to provide Base Salary and benefits to the Employee (“Paid Suspension”), and informs the Employee of the reason for the suspension.

(b)

During any period the Employee is placed on paid suspension, the Employee must observe all obligations of employment and this Agreement (which are not inconsistent with any direction given). The Employee must also observe all common law duties as an employee of the Employer, such as the duty of good faith, fidelity and confidentiality.

(c)

During a period the Employee is on paid suspension, the Employee must not obtain or engage in employment or work from any other source (whether or not a competitor of the Employer) without the prior written consent of the Employer.

6.	Regulatory Approval

(a)

The Employee’s employment with the Employer is subject to and conditional upon the Employee obtaining and maintaining any personal licences or approvals required by gaming regulators in any jurisdiction where the Employer or its subsidiaries conducts its operations and which are necessary for the Employee to discharge his duties under this Agreement.

(b)

In the event that any gaming regulator suspends, cancels or fails to renew any such licence or the Employee does not otherwise satisfy at all times the regulatory requirements of any gaming regulatory authority or body which are necessary for the Employee to discharge his duties under this Agreement, the Employee’s employment with the Employer may be suspended without pay or terminated for cause at the Employer’s discretion.

(c)

The Employee agrees that he must immediately advise the Employer and all relevant gaming regulators: (i) if charged with or convicted of any criminal offence, (ii) on the commencement or finalisation of any civil proceedings in which the Employee is a party, (iii) on the commencement of any bankruptcy proceedings against the Employee, (iv) upon any order of default judgment

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against the Employee, or (v) upon making any change of name or residential address. Failure to provide such information may lead to suspension or cancellation of any licence, and disciplinary action, up to and including termination of employment for cause.

7.	Conflicts of Interest

(a)

The Employee agrees he will not, during his employment, be involved in any way with any other business either on his own account or as an employee, director, consultant or contractor unless specifically authorized in writing by the Employer to do so. If the Employee is involved with a business unrelated to the gaming industry, his involvement must not interfere or distract from the fulfillment of his duties with Gateway Casinos and he must disclose this affiliation to the Compliance Manager.

(b)

The Employee agrees he will not, during his employment, accept or undertake to accept, either directly or indirectly, any gifts, commissions or other favour of any kind whatsoever in connection with his work except with the prior consent of the Employer or in accordance with the Employer’s policy.

8.	Use of Facilities

Except with written permission of the Board or its authorised delegate, the Employee acknowledges and agrees:

(a)

during the Employee’s employment, the Employee is prohibited from gambling at any gaming facility or operation (including any electronic or internet-based gaming facility or operation) operated or offered by the Employer or any related companies or businesses. The Employer will strictly enforce this prohibition and any contravention will be subject to disciplinary action, up to and including termination for cause; and

(b)

during the Employee’s employment, and for a period of three (3) months following the termination of the Employee’s employment with the Employer for any reason, he is prohibited from gambling at any gaming facility or operation (including any electronic or internet-based gaming facility or operation) operated or offered by the Employer or any related companies or businesses.

9.	Restrictive Covenants

(a)

Covenant Not to Compete. During the Employee’s employment and following the termination thereof for the duration of the Restricted Period, the Employee shall not, either individually or with others, directly or indirectly, whether through agents, employees, corporations or other business entities, or through any other means whatsoever, engage in duties equivalent to those performed under this Agreement for Competitors of the Employer.

“Restricted Period” shall mean:

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a)	in the event of the Employee’s resignation or termination for cause, twelve (12) months;

b)	in the event of the Employee’s termination without cause, six (6) months;

“Competitors” shall mean;

a)	within the Province of British Columbia, Great Canadian Gaming Corporation, Paragon Gaming, the British Columbia Lottery Corporation and Pacific Fundraising;

b)	within the Province of Alberta, Paragon Gaming and Casino ABS; and

c)	gaming operations within the Province of Ontario.

(b)

Non-solicitation of Clients or Customers. During the Employee’s employment and for a period of eighteen (18) months following the termination thereof, regardless of the reason therefore, the Employee shall not solicit or attempt to solicit any client or customer or prospective client or customer of the Employer, which has been solicited, engaged or serviced by the Employer within one (1) year prior to the termination of this Agreement.

(c)

Non-solicitation of Employees. During the Employee’s employment and for a period of eighteen (18) months following the termination of this Agreement, regardless of the reason therefore, the Employee shall not attempt to solicit for employment or employ any person who was employed by the Employer at any time during the six (6) month period immediately preceding the termination of this Agreement.

(d)

Corporate Opportunities. Any business opportunities related to the business of the Employer, or any of its affiliates, which become known to, or are learned by, the Employee during the period of his employment hereunder must be fully disclosed and made available to the Employer by the Employee and the Employee agrees not to take or omit to take any action if the result would be to divert from the Employer or any of its affiliates any opportunity which is within the scope of its business as known to or learned by the Employee from time to time.

10.	Reasonableness of the Restrictive Covenants

The Employee confirms that the obligations in Section 9 are fair and reasonable given that, among other reasons:

(a)

The Employee’s role with the Employer has and will continue to expose the Employee to Confidential Information regarding the Employer’s business strategies and technology, and the Employer’s unique methods of satisfying its customers and clients, all of which the Employee agrees not to act upon to the detriment of the Employer;

(b)	the Employer operates in a highly competitive market;

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(c)	the nature of the Business is such that the Employee could relatively easily and effectively compete with the Employer from any place in the world;

(d)	the Employee has access to confidential information of the Employer, including plans and strategies for its business, which the Employee is privy to;

(e)

the Employee will be paid by the Employer an amount equivalent to a significant period of the non-compete covenant in the event the termination of the Employee’s employment is not his decision and is without cause; and

(f)

the Employee will be privy to important business development and strategic work by the Employer and the Employee agrees that the obligations in Section 9, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Employer’s proprietary interests. The Employee further confirms that the geographic scope of the obligation in Section 9 is reasonable given the international nature of the market business. The Employee also acknowledges and agrees that his obligations under this Agreement will not preclude him from becoming gainfully employed following a termination of his employment with the Employer given the Employee’s training, general knowledge and experience.

11.	Adherence to Policies and Procedures

The Employee agrees to abide by the Code of Professional Conduct and all other Employer, and regulatory authorities’ policies, procedures and standards as amended from time to time. The Employee understands that failure to do so will be considered just cause for disciplinary action up to and including termination of employment for cause as appropriate.

12.	Confidential Information

(a)

For the purposes of this Agreement, “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Employer’s industry and which is proprietary to the Employer including:

(i)	trade secret information about the Employer and its business; and

(ii)

information relating to the business of the Employer or anticipated to be conducted by the Employer and to any of its past, current or anticipated business, including, without limitation, information about the Employer’s purchasing, accounting, marketing, selling, or servicing.

Without limiting the foregoing, all information which the Employee has a reasonable basis to consider Confidential Information or which is treated by the Employer as being Confidential Information shall be presumed to be Confidential Information, whether originated by the Employee or by others, and without regard to the manner in which the Employee obtains access to such information. All Confidential Information shall be and remain at all times the exclusive property of the Employer.

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(b)

Except as required by law, the Employee shall not, either during the term of this Agreement or any time following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by the Employer without the prior written authorization of the Employer and shall exercise prudence and reasonable care to safeguard and protect, and to prevent the unauthorized disclosure of Confidential Information.

(c)

Upon expiration or termination of this Agreement, or at the Employer’s request, the Employee shall turn over to the Employer all property in the Employee’s possession and custody and belonging to the Employer. The Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Employer which came into the Employee’s possession at any time during the term of this Agreement.

13.	Ownership of Intellectual Property:

(a)

The Employee agrees that every improvement, invention, process, apparatus, method, design and any other creation that the Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of the Employee’s employment under this Agreement that relates to the business carried on by the Employer during the term of the Employee’s employment under this Agreement shall be the exclusive property of the Employer.

(b)	The Employee acknowledges and agrees that the Employee will not acquire any right, title or interest in or to the Confidential Information.

(c)

The Employee agrees to make full disclosure to the Employer of each Development promptly after its creation. The Employee also agrees to disclose to the Employer every patent application, notice of copyright or other action taken by the Employee or any Person working directly or indirectly with the Employee to protect intellectual property during the term of this Agreement and for 18 months thereafter. The Employee hereby assigns and transfers to the Employer, and agrees that the Employer will be the exclusive owner of, all of the Employee’s right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s employment with respect to signing further documents and doing such acts and other things reasonably requested by the Employer to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the obligations in this section will continue beyond the termination of the Employee’s employment with the Employer with respect to Developments created during the Employee’s employment with the Employer.

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(d)

The Employee agrees that the Employer, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any service, cause or institution.

(e)

Protection of Computer Systems and Software. The Employee agrees to take all necessary precautions to protect the computer systems and software of the Employer and of the suppliers and clients of the Employer.

(f)	Definitions. In this Section, the following definitions have the following meanings:

“Developments” includes all:

(i)

products, software, data, designs, devices, integrated circuit topographies, reports, flowcharts, research results, trade-marks, models, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Employer;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)	inventions, discoveries, procedures, methodologies, concepts, ideas, improvements, modifications, algorithms, formulae, processes, techniques, systems and improvements or modifications thereto,

whether patentable or not, developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment with the Employer or which result from tasks assigned to the Employee by the Employer or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Employer.

“Products” means:

(i)

any intellectual property or assets discovered, developed, owned, licensed, sold, marketed or used by the Employer in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and

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(ii)	any other services or products discovered, developed, re-profiled, repositioned, produced, licensed, sold or marketed by the Employer during the Employee’s employment.

14.	Remedies

The parties agree that the Employee’s services to be rendered pursuant to the terms of this Agreement are unique and special; that in the event of the Employee’s breach of Sections 9,12 and 13 of this Agreement, damages would be an inadequate remedy and difficult to ascertain, and that the Employer would suffer irreparable harm from such breach; and therefore that in the event of such breach by the Employee, the Employer, in addition to any remedies the Employer may have at law, shall have the right to equitable relief including injunctive relief against the Employee in the event of breach of the covenants contained in Sections 9,12 and 13 of this Agreement.

15.	Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Employer seeking a court injunction or other relief in order to protect its business, confidential information, intellectual or other property, that dispute will be resolved as follows:

(a)

Amicable Negotiation—The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)

Mediation—If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Mediator Roster Society to have one appointed. The mediation will be held in Vancouver, B.C., in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) under its Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(c)

Arbitration—If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. A roster of Arbitrators with expertise in employment matters will be mutually agreed by the parties. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration & Mediation Institute to appoint one. The arbitration will be held in Vancouver, B.C., in accordance with the BCICAC’s Rules for Domestic Commercial Arbitration as the parties may mutually agree to modify, and each Party will bear its own costs, including one-half share

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of the arbitrator’s fees, unless the arbitrator determines the Employer engaged in improper conduct in any aspect of the arbitration process, made a bad faith decision to allege cause for termination, or otherwise acted in bad faith in the administration of this Agreement, in which case the parties may make submissions regarding costs and fees.

16.	Survival

(a)

This Agreement once signed, shall survive changes in the Employer and its business including but not limited to the passage of time, changes in duties or responsibilities, changes in compensation and changes in ownership.

(b)

Except as otherwise provided herein, each and all of the provisions of Sections 9, 10,12,13,14,15,16,17,19, 21 and 22 shall survive the termination of this Agreement and the Employee’s employment under this Agreement (regardless of the reason for such termination).

17.	Waiver

No waiver of any term, condition or covenant of this Agreement shall be deemed to be a waiver of subsequent breaches of the same or other terms, covenants or conditions hereof.

18.	Assignability

The Employee may not assign this Agreement to any third party for whatever purpose; however, the Employer may assign its obligations under this Agreement to any of its subsidiaries, affiliates or successors. The Employer may not otherwise assign this Agreement to any third party without the express written consent of the Employee. The Employer may require the Employee to perform management services for a related party, provided that the Employer continues to employ the Employee and the management services are in an executive capacity.

19.	Severability

In the event part or any portion of this Agreement is determined in a legally binding manner to be invalid and unenforceable, the parties agrees that the remainder of this Agreement shall remain in force and effect between them and applied as if the offending part or portion did not comprise an element of this Agreement. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, said court will deem and interpret such provision to be valid and enforceable to the maximum duration, activity, geographic extent, and subject permissible under applicable law.

20.	Employee Acknowledgement

The Employee acknowledges that:

(a)	The Employee has had sufficient time to review this Agreement thoroughly;

(b)	The Employee has read and understands the terms of this Agreement and the obligations hereunder, and

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(c)	The Employee has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.

21.	Entire Agreement

This Agreement constitutes the entire agreement between the Employee and the Employer with respect to the subject matter herein. It supersedes and replaces any and all earlier or additional agreements or representations, whether oral or written. All such agreements or representations are invalid and non-operative, whether or not they conflict with any of the terms of this Agreement.

22.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed under the laws of the Province of British Columbia.

23.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SIGNED, SEALED AND DELIVERED by Brad Bardua in the presence of:	) ) ) ) ) ) ) ) ) ) ) ) )

Signature of witness
Scott Phillips
Print Name		Brad Bardua
1363 Charter Hill Dr. Coquitlam BC
Address
VP, Human Resources
Occupation

THE EMPLOYER, GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:
Authorized Signatory

By:
Authorized Signatory

Encl.	Schedule A: Equity Program—Brad Bardua

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SCHEDULE A:

Equity Program—Brad Bardua

This document sets forth the terms of the equity program of Gateway Casinos & Entertainment Limited (“Gateway” or the “Company”) as they are applicable to you.

As an incentive for you to assist in creating value in the Company, subject to the terms hereof, if a Liquidity Event (as defined below) occurs during the Equity Participation Term (as defined below), you will be entitled to receive consideration (the “Equity Participation”) equal to 1.00% of the consideration received by the existing holders immediately prior to any Liquidity Event (the “Existing Shareholders”) of the Company Shares (as defined below) that are subject to such Liquidity Event on the following basis.

Equity Participation Formula

The Equity Participation (“EP”) will be calculated as follows:

Going Public Transaction: EP = X x 0.01 (expressed as a number of Company Shares)

Disposition: EP = (Y1 x Y2) x 0.01 (expressed as a number of Company Shares)*

Dividend Payment or Sale of Company: EP = (X x Z) x 0.01 (expressed as a dollar value)

where:

X = the total number of Company Shares subject to a Liquidity Event;

Y1 = the percentage of the total number of Company Shares owned by the Principal Shareholder as at the date hereof which are subject to the Disposition;

Y2 = the total number of Company Shares outstanding (including any Company Shares not subject to the Disposition); and

Z = the consideration received (in whatever form) per Company Share pursuant to the Liquidity Event.

*

Upon a Disposition resulting in the Principal Shareholder owning less than 10% of the Company Shares owned by the Principal Shareholder as at the date hereof, you will be entitled to receive the remaining portion of your total Equity Participation.

The Company shall pay the Equity Participation to you, less any required statutory deductions. The Equity Participation will only be settled in shares issued from treasury and will not be paid in cash.

Illustration of Calculations

For example:

(a)

If the Company Shares sold by the Existing Shareholders pursuant to a Going Public Transaction represent 30% of the Company’s shares qualified for sale (and sold) pursuant to the prospectus filed in connection with the Going Public

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Transaction, (i) the Equity Participation (expressed as a number of Company Shares) shall be equal to 1.00% of the Company Shares so sold, and (ii) the Equity Participation shall be satisfied through the delivery to you, promptly after the completion date of the Liquidity Event, of the appropriate number of common shares of Gateway.

For illustration purposes only, if Gateway completes a Going Public Transaction where Company Shares sold by the Existing Shareholders equal 10,000,000 Company Shares:

EP	= X x 0.01
= 10,000,000 x 0.01
= 100,000 Company Shares

(b)

If, after a Going Public Transaction, the Company Shares sold by the Principal Shareholder pursuant to a Disposition represent 10,000,000 of the 30,000,000 Company Shares owned by the Principal Shareholder and 40,000,000 Company Shares are outstanding, (i) the Equity Participation (expressed as a number of Company Shares) shall be equal to 1.00% of the product of (A) the percentage of the total number of Company Shares owned by the Principal Shareholder as at the date hereof which are subject to the Disposition, and (B) the total number of Company Shares outstanding, and (ii) the Equity Participation shall be satisfied through the delivery to you, promptly after the completion date of the Disposition, of the appropriate number of common shares or entitlements thereto. For greater certainty, the percentage of Company Shares owned by the selling Principal Shareholder, referenced immediately above in (b)(i)(A), shall not take into account any common shares of Gateway acquired by such Principal Shareholder after the date hereof.

For illustration purposes only, if, after a Going Public Transaction, the Principal Shareholder completes a secondary public offering of an aggregate of 10,000,000 of the 30,000,000 Company Shares owned by the Principal Shareholder and 40,000,000 Company Shares are outstanding:

EP	= (Y1 x Y2) x 0.01
= (33.3% x 40,000,000) x 0.01
= 133,333 Company Shares

(c)

If the Company Shares being acquired by a person(s) that is not a Related Party(ies) pursuant to a Liquidity Event represent 100% of the then outstanding Company Shares, (i) the Equity Participation (expressed as a dollar value) will be equal to 1.00% of the consideration received for all of those Company Shares, and (ii) the Equity Participation shall be satisfied through the delivery to you, immediately prior to, and conditional on, the completion of the Liquidity Event, of the appropriate number of Company Shares.

For illustration purposes only, if 40,000,000 Company Shares are acquired by a person pursuant to a plan of arrangement for consideration of $10 per Company Share:

EP	= (X x Z) x 0.01
= (40,000,000 x $10) x 0.01
= $4,000,000 of Company Shares

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Definitions

For purposes of the equity program, the following terms shall have the following meanings:

(a) “Board” means the board of directors of the Company;

(b) “Company Shares” means, collectively, (i) the 39,356,817 common shares of the Company outstanding as of the date hereof, and (ii) such other shares issued from treasury by the Company that the Board determines, acting reasonably, should be considered to be “Company Shares” for the purposes of this Agreement; provided, however, that unless otherwise determined by the Board in its sole discretion, any common shares issued from treasury in connection with a Going Public Transaction shall not constitute “Company Shares” for the purposes of this document;

(c) “Disposition” means, after the completion a Going Public Transaction, any disposition, sale or transfer of Company Shares by the Principal Shareholder including, but not limited to, the sale of Company Shares through: (i) a secondary public offering; (ii) a private agreement; or (iii) the facilities of a Recognized Exchange or any other stock exchange on which the Company Shares may be listed from time to time;

(d) “Dividend Payment” means the declaration and payment of a dividend to the holders of the Company Shares, other than the declaration and payment of a periodic dividend pursuant to a dividend policy adopted by the Company, it being understood that the Board will also review its short term incentive program in connection with its adoption of a dividend policy in order to incentivize and align the interests of the executives with the shareholders;

(e) “Equity Participation Term” means the period commencing on the Start Date and ending on: (i) the Termination Date in respect of the termination of your employment for any reason other than termination by the Company without just cause; and (ii) six months following the Termination Date in respect of the termination of your employment by the Company without just cause;

(f) “Going Public Transaction” means the completion of an initial or secondary public offering of Company Shares by the Existing Shareholders following the issuance of a receipt by the applicable securities regulator for a final prospectus in connection with such public offering; provided, however, that upon completion of the public offering, the shares of the Company (including such Company Shares) are posted for trading on a Recognized Exchange. For greater certainty, a Going Public Transaction for the purposes of this document shall not include a treasury issuance of the Company’s shares;

(g) “Liquidity Event” means the occurrence of any one or more of the following events or circumstances: (i) a Going Public Transaction; (ii) a Disposition; (iii) a Dividend Payment; and (iv)(A) the acquisition of all of the issued and outstanding common shares of the Company by a person (other than a Related Party) pursuant to a take-over, amalgamation, plan of arrangement or other business combination, or (B) the sale of all or substantially all of the assets of the Company to a person (other than a Related Party), that results in the Existing Shareholders receiving in exchange for their Company Shares, consideration consisting of entirely or a combination of (1) cash or (2) securities of the acquiring person (or an affiliate of such person); provided, however, that, unless determined otherwise by the Board in its sole discretion, a

September 29, 2016	16

“Liquidity Event” shall not include a reverse take-over or similar transaction (regardless of whether such transaction is implemented pursuant to an arrangement, amalgamation or other structure), it being agreed by you and the Company that a reverse takeover is not generally the type of transaction contemplated to give rise to the realization of new value for the Company Shares as contemplated herein, and should not generally result in Equity Participation rights;

(h) “Principal Shareholder” means The Catalyst Capital Group Inc. and its affiliates;

(i) “Recognized Exchange” means the Toronto Stock Exchange, TSX Venture Exchange, London Stock Exchange, New York Stock Exchange, NYSE Amex Equities and the NASDAQ stock market or any successors thereto, and any other stock exchange that the Company and its financial advisor may agree, in writing, should constitute a recognized exchange for the purposes of this Agreement;

(j) “Related Party” means:

i. any person who is a holder of Company Shares as of the date of this Agreement and any shareholder, officer, director, partner or employee of such person;

ii. any employee or group of employees of the Company;

iii. a trustee or other fiduciary holding Company Shares under an employee benefit plan of the Company; or

iv. a corporation owned directly or indirectly by the holders of Company Shares in substantially the same proportion as their ownership of Company Shares;

(k) “Start Date” means the date you commence to actively perform services for the Company under your employment agreement; and

(l) “Termination Date” means the date on which your employment is terminated and you cease to actively perform services for the Company and, for greater certainty, shall not include any reasonable notice period following the termination of your employment, nor any period in respect of which you are eligible for or in receipt of severance pay.

All of your entitlements and rights to Equity Participation shall terminate at the end of the Equity Participation Term.

If you have any further questions or concerns, please do not hesitate to contact the undersigned.

Date:	9/29/16

Authorized Signature:

Title of Authorized Signatory:	President / CEO

September 29, 2016	17